EXHIBIT 99.2

Oshkosh Truck Patrick Davidson Vice President, Investor Relations (920) 966-5939	Oshkosh Truck Ann Stawski Vice President, Marketing Communications (920) 966-5959

Ceradyne, Inc. Marc King Vice President, Armor Operations (202) 223-9545	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Ideal Innovations, Inc. Bob Kocher Chief Executive Officer (703) 528-9101
OSHKOSH TRUCK, CERADYNE AND IDEAL INNOVATIONS TEAM UP TO PROTECT
TROOPS AND SAVE LIVES FROM INCREASINGLY PREVALENT EFP ATTACKS
Partnership Will Offer THE BULL™, the First High-Threat, EFP-Resistant Vehicle
OSHKOSH, Wis. & COSTA MESA, Calif. & ARLINGTON, Va.—(BUSINESS WIRE)—Oshkosh Truck Corporation (NYSE: OSK), Ceradyne, Inc. (NASDAQ: CRDN) and Ideal Innovations, Inc. (I-3) announced today an agreement to further develop, produce and market the Bull™ armored vehicle. The Bull is intended to address the increasing need for protection from improvised explosive devices (IED), mine blasts and high-threat, explosively formed projectiles (EFP) and will be built on a combat-proven Oshkosh Truck chassis.
The Bull advanced technology armored solution, conceived by I-3 in 2005 and developed with Ceradyne in 2006, has been tested by the Army Test Center, Aberdeen, Md., and demonstrated to be capable of protecting vehicle occupants against IED, EFP and mine blast threats. It is designed to meet current IED threats, and is intended to withstand the increasingly prevalent and higher EFP threats now faced by the U.S. military.
“It is our mission to help protect the brave men and women of the U.S. military against the most dangerous threats, and together with Ceradyne and I-3, we intend to build the best vehicles to protect our soldiers against the higher threat weapons used by our enemies,” said Robert G. Bohn, Oshkosh Truck chairman, president and chief executive officer. “We believe the Bull will be a great addition to Oshkosh Truck’s long history of setting the standard for serving our troops in the field.”
Joel P. Moskowitz, chief executive officer for Ceradyne, said, “This team will bring the United States military an advanced, integrated armor solution and survivability system to our soldiers and Marines. The Oshkosh Truck chassis, which will serve as the primary mobility platform for the Bull, has already been used successfully in combat. When combined with the Bull’s special armor, it provides a highly survivable mobile armored vehicle that will serve our military well.”
Bob Kocher, chief executive officer of I-3 added, “We believe that the Bull’s integrated cab and advanced armor produced by Ceradyne combined with Oshkosh Truck’s highly capable and reliable chassis, and both companies’ extensive production capabilities, will provide our deployed soldiers effective protection from IEDs and EFPs.”
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Leveraging the production expertise and capacity of Oshkosh Truck and the armor design and protection provided by Ceradyne and I-3, the three companies can offer the Bull solution on a variety of vehicle platforms, in addition to the Oshkosh Truck chassis. Even after undergoing an attack, the Bull is expected to maintain substantial off-road mobility, which makes it an ideal vehicle for multiple uses in theater such as troop transport, ambulatory rescue and cargo delivery.
Oshkosh Truck, Ceradyne and I-3 are finalizing plans for platform options and supply of critical components. The three companies intend to offer platform options that improve on current vehicle capabilities as solutions for the Department of Defense in the near future.
About Oshkosh Truck Corporation
Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, fire and emergency and commercial vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental companies, defense forces, fire and emergency units, municipal and airport support services and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshtruckcorporation.com.
About Ceradyne, Inc.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
About Ideal Innovation, Inc.
Ideal Innovations, Inc. (I-3) is ranked as one of the fastest growing companies in the US. I-3 is an inventions, and consulting firm providing real-time solutions to government and industry’s clients in the areas of identity management, forensics, information systems, science and technologies, and survivability systems.
Forward-Looking Statements
For Oshkosh Truck
This press release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s markets, the Company’s ability to successfully execute on the Bull™ teaming agreement, risks related to reductions in government expenditures and the uncertainty of government contracts. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission.
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For Ceradyne, Inc.
Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.
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